Exhibit 10.2

GE BUSINESS FINANCIAL SERVICES INC.

Life Science Finance

2 Bethesda Metro Center, Suite 600

Bethesda, MD 20814

December 20, 2010

Poniard Pharmaceuticals, Inc.
750 Battery Street, Suite 330
San Francisco, CA 94111

Re:          Payoff Letter

Ladies and Gentlemen:

Reference is made to (i) the Amended and Restated Loan and Security Agreement, dated as of September 2, 2008 (as amended, restated, supplemented or otherwise modified to date, the “Loan Agreement”; all undefined capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Loan Agreement), among PONIARD PHARMACEUTICALS, INC., a Washington corporation (the “Borrower”), GE Business Financial Services Inc. (“GEBFS”) and SILICON VALLEY BANK (“SVB”) (GEBFS and SVB each individually a “Lender”, and collectively the “Lenders”), and GE BUSINESS FINANCIAL SERVICES INC. in its capacity as agent for the Lenders (in such capacity, the “Agent”), and (ii) the other Loan Documents and all guaranties (including that certain Guaranty Agreement and Security Agreement dated September 2, 2008 from NEORX MANUFACTURING GROUP, INC. (the “Guarantor”) in favor of Agent and Lenders), security agreements, mortgages, pledge agreements, account control agreements, notes and other documents and instruments relating thereto (together with the Loan Agreement, collectively, the “Credit Documents”).  Agent and Lenders understand that on the Payoff Effective Time (as defined below), Borrower will repay in full all obligations and liabilities of Borrower to Agent and Lenders under or in respect of the Credit Documents, including, without limitation, principal, interest, fees, and premiums (the “Obligations”).    Notwithstanding any provision in this letter agreement (this “Agreement”) to the contrary, (a) that certain Warrant to Purchase Common Stock (87,209 shares of common stock) issued by Borrower to VFS Financing Inc. issued on September 2, 2008, (b) that certain Warrant to Purchase Common Stock (109,960 shares of common stock) issued by Borrower to VFS Financing Inc. issued on September 2, 2008,  and (c) any other warrants to purchase any equity interests of Borrower issued by Borrower to Agent, any Lender or any of their affiliates and outstanding on the date hereof (each of the foregoing, a “Warrant” and, collectively, the “Warrants”) and any documents relating to any Warrant or equity interests governed or to be governed by the Warrants (including, but not limited to, any investor rights agreements, voting agreements and shareholder agreements) or any other rights to acquire an equity position in Borrower (the “Warrant Documents”) shall be excluded from the definition of “Credit Documents” and each of the Warrants and Warrant Documents shall expressly survive the payoff of the Payoff Amount (as defined below) and shall not be affected by this Agreement.

Upon GEBFS’s receipt and Blank Rome LLP’s receipt (with respect to Legal Fees) (a) a federal funds wire transfer in the amount of $12,352,662.81, subject to per diem adjustment as set forth on Schedule A attached hereto (as so adjusted, the “Payoff Amount”), which amount represents all Obligations as more fully described on Schedule A attached hereto, and (b) a fully executed counterpart of this letter agreement (“Agreement”) signed by Borrower, Guarantor and Lenders (the time at which all of the conditions in the foregoing clauses (a) and (b) shall first be satisfied is herein referred to as the “Payoff Effective Time”), Agent and Lenders agree and acknowledge that: (i) all outstanding Obligations shall be paid and satisfied in full and discharged, terminated and released, other than those obligations therein that expressly survive termination, (ii) all security interests and other liens granted to or held by Agent in any assets and properties of Borrower and Guarantor as security for the Obligations (the “Collateral”) shall be satisfied, released and discharged, without recourse, representation, warranty or other assurance of any kind, (iii) the Credit Documents shall terminate and be of no further force or effect other than those provisions therein that expressly survive termination and (iv) Borrower and Guarantor shall be automatically authorized to file the UCC termination statements attached hereto as Exhibit A evidencing the release of Agent’s security interests and other liens in the Collateral.

Further, after the Payoff Effective Time, Agent agrees to take all reasonable additional steps reasonably requested by Borrower as may be necessary to release its security interests in the Collateral.  Borrower agrees to pay Agent for all costs and expenses incurred by Agent in connection with the matters referred to in the previous sentence, and acknowledges that Agent’s execution of and/or delivery of any documents releasing any security interest or claim in any property of Borrower and/or Guarantor as set forth herein is made without recourse, representation, warranty or other assurance of any kind by Agent or Lenders as to Agent’s rights in any collateral security for amounts owing under the Credit Documents, the condition or value of any Collateral, or any other matter.  Borrower hereby confirms that the commitments, if any, of Agent and Lenders to make any advances and any other extensions of credit under the Credit Documents are terminated as of the date of this Agreement, and, as of the date of this Agreement, neither Agent nor Lenders shall have any further obligation, if any, to make any advances or any other extensions of credit to Borrower. Notwithstanding anything to the contrary contained herein or in any of such releases or other documents, the obligations and liabilities of Borrower to Agent and Lenders under or in respect of the Credit Documents insofar as such obligations and liabilities survive termination of the Credit Documents shall continue in full force and effect in accordance with their terms.

The Payoff Amount referred to above should be sent by federal funds wire transfer to:

To GEBFS (with $6,173,770.44 sent to SVB by GEBFS):

$12,347,662.81	[Wiring Instructions]

To Blank Rome LLP for Legal Fees :

$5,000.00	[Wiring Instructions]

If the Payoff Amount is not received by Agent on or before 3:00 p.m. (New York City time) on December 20, 2010, then this Agreement shall terminate and be of no further force or effect.

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Notwithstanding anything herein to the contrary, if at any time on or after the Payoff Effective Time, all or any portion of the Payoff Amount paid to Agent or Lenders is voided or rescinded or must otherwise be returned by Agent or either Lender upon Borrower’s insolvency, bankruptcy, reorganization or otherwise, all as though such payment had not been made, the obligation to pay such amount so voided, rescinded or returned, and the liens securing such amount, shall be reinstated.

In addition, effective upon the Payoff Effective Time, Borrower and Guarantor each release the Agent, Lenders and their affiliates and subsidiaries and their respective officers, directors, employees, shareholders, agents, attorneys and representatives as well as their respective successors and assigns from any and all claims, obligations, rights, causes of action, and liabilities, of whatever kind or nature, whether known or unknown, whether foreseen or unforeseen, arising on or before the date hereof, which Borrower and/or Guarantor ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, which are based upon, arise under or are related to the Credit Documents (the “Released Matters”).  Without limiting the generality of the foregoing, Borrower and Guarantor each hereby waive the provisions of any statute or doctrine to the effect that a general release does not extend to claims which a releasing party does not know or suspect to exist in its favor at the time of executing the release, which if known by such releasing party would have materially affected the releasing party’s settlement with the party being released. Borrower and Guarantor acknowledge that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.  Borrower and Guarantor acknowledge that the release contained herein constitutes a material inducement to Agent and Lenders to enter into this Agreement and that Agent and Lenders would not have done so but for Agent’s and Lenders’ expectation that such release is valid and enforceable in all events.

The Payoff Amount has been calculated assuming that the proceeds of all checks or similar instruments for the payment of money (collectively, “Checks”) that have been received by Agent and credited to Borrower’s account with Agent are good collected funds.  In consideration of Agent’s release of the liens and security interests in and to any Collateral, Borrower and Guarantor jointly and severally agree to reimburse Agent and Lenders for all losses and liabilities that Agent and/or either Lender may incur at any time as a result of any nonpayment, claim, refund, or chargeback of any Check together with any expenses or other charges incident thereto.  Further, Borrower and Guarantor jointly and severally agree to reimburse Agent and Lenders for all losses and liabilities that Agent and/or either Lender may incur in connection with any deposit account control agreement, securities account control agreement or similar agreement entered into in connection with the Credit Documents.  The amount of any such losses or liabilities reimbursed hereunder shall be paid to Agent or such Lender, as applicable, promptly by Borrower and Guarantor upon demand therefor, and the amount of such demand shall be conclusive upon Borrower and Guarantor in the absence of manifest error.

This Agreement shall be governed by the internal laws of the State of New York.  EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY.  No party may assign its rights, duties or obligations under this Agreement without the prior written consent of the other parties. No rights are intended to be created under this Agreement for the benefit of any Person not a party hereto. This Agreement may not be modified or waived except with the written consent of the parties hereto. This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.  Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart.  The undersigned parties have signed below to indicate their consent to be bound by the terms and conditions of this Agreement.

[Signature Page Follows]

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If you need additional information, please do not hesitate to contact us.

Very truly yours,

GE BUSINESS FINANCIAL SERVICES INC., as Agent and a Lender

By:	/s/ Peter Gibson
Name: Peter Gibson
Title: Duly Authorized Signatory

ACCEPTED AND AGREED
AS OF THIS 20th DAY OF
DECEMBER, 2010

PONIARD PHARMACEUTICALS, INC.,

as Borrower

By:	/s/ Ronald A. Martell

Name: Ronald A. Martell

Title: Chief Executive Officer

NEORX MANUFACTURING GROUP, INC.,

as Guarantor

By:	/s/ Ronald A. Martell

Name: Ronald A. Martell

Title: Chief Executive Officer and President

SILICON VALLEY BANK,

as a Lender

By:	/s/ James Taylor

Name: James Taylor

Title: Relationship Manager

SCHEDULE A

PAYOFF AMOUNT

Aggregate outstanding principal balance	$9,857,139.00
Accrued but unpaid interest	$40,578.56
Remaining interest due to be paid in future	$479,823.35
Final Payment	$1,970,000.00
Legal fees of Blank Rome LLP	$5,000.00
Other expenses	$121.90
TOTAL	$12,352,662.81

EXHIBIT A

[UCC TERMINATION STATEMENTS]

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